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                                                                    EXHIBIT 10.4

                                                                  EXECUTION COPY

                                   AGREEMENT

     This Agreement is made and entered into as of the 20th day of August, 2001, by and between Conrad Industries, Inc., a Delaware corporation (the "Company"), and Cecil A. Hernandez ("Executive").

                              W I T N E S S E T H:

     WHEREAS, Executive and the Company entered into a stock option agreement dated November 3, 1998 for the grant of a nonqualified stock option to purchase 69,601 shares of the common stock of Conrad ("Common Stock"), and a stock option agreement dated November 3, 1998 for the grant of incentive stock options to purchase 44,442 shares of Common Stock (collectively, "Executive's Stock Options"), all pursuant to the Conrad Industries, Inc. 1998 Stock Plan, as amended and restated (the "Stock Plan"); and

     WHEREAS, the Executive has executed a promissory note payable to the Company in the principal amount of $139,277, due September 4, 2001 and bearing interest at an annual rate of nine percent (the "Promissory Note").

     NOW, THEREFORE, in consideration of the mutual promises and respective covenants herein contained, and intending to be legally bound hereby, the parties agree as follows:

     1.  Share Issuance and Bonus; Cancellation of Promissory Note.

     As consideration for Executive's past services rendered to the Company, Executive's entering into this Agreement, Executive's surrender of Executive's Stock Options as described below, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged:

               (a) The Company grants and delivers to Executive, effective as of the date hereof, 44,261 shares of Common Stock pursuant to the Stock Plan.

               (b) Executive shall receive from the Company a cash bonus of $248,000 on February 28, 2002. Such bonus shall be offset by the principal amount of the Withholding Note described in subparagraph 1(c). If such bonus (net of the principal amount of the Withholding Note) is not paid by the Company on February 28, 2002, it shall accrue interest thereafter at the rate of seven percent per year until paid, and Executive shall be reimbursed for any and all reasonable attorneys' fees incurred by him in collecting any such overdue payment.

               (c) Executive shall satisfy his withholding tax obligation relating to subparagraph 1(a) as follows: the Company shall remit the appropriate withholding payment in cash to the appropriate taxing authorities, and the Executive shall execute a non-interest bearing promissory note with a principal amount equal to such withholding
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     payment, payable to the Company at the time the bonus payable to Executive pursuant to subparagraph 1(b) is due to Executive (the "Withholding Note").

               (d) In order to assist Executive in meeting his income tax obligations arising from subparagraphs 1(a) and 1(b) above, the Company agrees to purchase on the date hereof 5,612 shares of Common Stock from the Executive at a purchase price of $6.47 per share in cash.

               (e) On the date hereof, the Promissory Note, including accrued interest, shall be deemed paid in full and shall be cancelled.

               (f) The Company and Executive agree and acknowledge that Executive shall be responsible for the income tax consequences to him of this Agreement, and the Company shall not owe any amounts to Executive except as expressly set forth in this Agreement, whether relating to his income tax obligations or otherwise.

     2. Cancellation of Stock Options. Executive's Stock Options shall be cancelled as of the date hereof. Executive and the Company agree that Executive's Stock Options constitute all stock options granted by the Company to Executive prior to the date of this Agreement.

     3. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and no statements, oral or written from any source, will alter or vary the provisions contained herein.

     4.  Binding Effect.

     (a) This Agreement shall be binding upon and inure to the benefit of the Company and its successors or assigns, and shall be binding upon and inure to the benefit of Executive and his heirs. The obligation of the Company to make the payments required by paragraph 1 hereof shall not be affected by Executive's death, disability, or incapacity nor conditioned upon his continued employment by the Company.

     (b) The Company shall require any assignee or acquiror of all or substantially all of the assets or businesses of the Company (by means of merger, acquisition of assets or otherwise) (i) to assume unconditionally and expressly this Agreement and (ii) to agree to perform all of the obligations under this Agreement in the same manner and to the same extent as would have been required of the Company had no assignment or acquisition occurred. In the event of any such assignment, succession or acquisition, the term "Company" as used in this Agreement shall refer also to such assign, successor or acquiror.

     5. Governing Law. The validity of this Agreement, the construction of its terms and the determination of the rights and duties of the parties hereto shall be construed in accordance with the laws of the State of Louisiana, without regard to its conflicts of law provision.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                    CONRAD INDUSTRIES, INC.


                                    By: /s/ John P. Conrad, Jr.
                                       ----------------------------
                                       John P. Conrad, Jr.
                                       Co-Chairman of the Board


                                    EXECUTIVE

                                     /s/ Cecil A. Hernandez
                                    -------------------------------
                                    Cecil A. Hernandez

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